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                                                                      EXHIBIT 99
PANHANDLE EASTERN CORPORATION
America's Natural Gas Transportation Company


NEWS

Release:    October 10, 1994

Contact:    Media Relations -- John P. Barnett, (713) 627-4072
            Investor Relations -- Gregg E. McBride, (713) 627-4600
                                  or (800) 347-3636

                         PANHANDLE EASTERN CORPORATION
                     AND ASSOCIATED NATURAL GAS CORPORATION
                           ANNOUNCE MERGER AGREEMENT


         HOUSTON, October 10 - Panhandle Eastern Corporation (NYSE:PEL) and Associated Natural Gas Corporation, (NYSE:NGA) today announced an agreement for the combination of Panhandle Eastern and Associated on a tax-free stock for stock basis to be accounted for as a pooling of interest.

         In the combination, which is structured as a merger of Associated and a wholly owned subsidiary of Panhandle, each share of Associated's common stock will be converted into the right to receive between 1.5725 and 1.8750 shares of Panhandle common stock, depending on the average daily price of Panhandle's common stock during a 15 day period prior to completion of the merger. Based on a target price of $39 per share of Associated stock, the total value of the transaction, inclusive of $239 million of Associated long-term debt, is approximately $830 million.

         Paul Anderson, president of Panhandle, said "The merger of Panhandle and Associated should enhance the value of the shares owned by the stockholders of each company," Anderson said. "The combined company, already one of the nation's largest natural gas transportation companies, will be the nation's third largest independent natural gas marketing company, the fourth largest natural gas gathering company, and one of the top 15 natural gas liquids producers in the country."

         Anderson stated that if the transaction is completed by year-end as planned, the impact of the merger, including all transaction costs, will be reflected in Panhandle's 1994 results. "We continue to expect Panhandle's 1994 earnings, exclusive of the effect of the Associated merger, to be at the high end of financial analyst estimates of $1.65 to $1.75 per share. Our preliminary third-quarter results, which are not final, are expected to be approximately 40 cents per share. Although there will be minor dilution of 1995 earnings, the company remains confident that our earlier stated goal of $2 per share in 1995 is still achievable," he said.





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         "This action is a part of Panhandle's strategic plan to further expand its activities beyond its core gas transmission services business. The merger with Associated provides a major step in this direction," Anderson continued. "The combination of Panhandle and Associated will provide diversity of supply and markets for both companies and will combine significant growth opportunities with the necessary financial resources to develop them.
Panhandle will broaden its service portfolio and access to Western markets and supply; Associated will achieve improved access to new high-value markets in the Midwest and Northeast, as well as to Gulf Coast, Canadian and Mexican gas supply, along with a portfolio of complimentary market services.

         "Both companies have the management depth and flexibility to respond to and lead change in the energy business. An emphasis on customer service has been an important focus for both companies and will continue to distinguish the combined operations and services from its competitors," he added.

         Don Anderson, president of Associated, said "The transaction will provide our stockholders with a premium over the current price of Associated's common stock, as well as an opportunity to participate in the potential of the combined companies."

         Following completion of the merger, which is subject to certain conditions including Panhandle and Associated stockholder approval, Associated will become a wholly owned subsidiary of Panhandle. Associated will remain a separate operating entity, and substantially all of Associated's management and operating employees will remain in the combined organization.

         In connection with the merger agreement, Associated has granted Panhandle an option to purchase up to 19.9 percent of newly issued shares of Associated common stock at the target price of $39 per share upon termination of the merger agreement under certain circumstances. In addition, Associated has agreed to pay to Panhandle $20 million as a termination fee if the merger agreement is similarly terminated. Also, holders of approximately 10 percent of Associated's outstanding common stock, including substantially all Associated's executive officers and directors, have granted to Panhandle an irrevocable proxy to vote in favor of the merger and against any matter that is inconsistent with the merger.

         The agreement was approved by Panhandle's board of directors at a meeting on Saturday and by Associated's board of directors at a meeting yesterday.

        The parties expect the merger will be completed in mid-December.

         Associated Natural Gas Corporation is one of the largest independent gatherers, purchasers, transporters and marketers of natural gas, natural gas liquids and crude oil. The company's 870 employees operate 9,467 miles of pipelines connected to 7,853 wells and other facilities in major natural gas and oil producing basins in nine states. It markets natural gas from coast to coast, Canada and the United Kingdom. Associated markets and





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trades over 2.5 billion cubic feet of natural gas, 43,000 barrels of natural gas liquids and 77,000 barrels of crude oil on a daily basis.

         Panhandle Eastern Corporation, America's natural gas transportation company, operates one of the nation's largest interstate natural gas pipeline systems, providing natural gas transportation and related services to the Midwest and Northeast markets.





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